AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                 FEBRUARY 10, 1997
                          Registration No. 333-_________
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM S-3

                              REGISTRATION STATEMENT

                                      under

                            THE SECURITIES ACT OF 1933


                               GRIFFON CORPORATION
              (Exact name of registrant as specified in its charter)

                 DELAWARE                              11-1893410
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)
          100 JERICHO QUADRANGLE                   ROBERT BALEMIAN, PRESIDENT
          JERICHO, NEW YORK 11753                      GRIFFON CORPORATION
              (516) 938-5544                          100 JERICHO QUADRANGLE
     (Address, including zip code and                 JERICHO, NEW YORK 11753
     telephone number, including area                     (516) 938-5544
       code, of registrant's principal       (Name address and telephone number,
       executive offices)                        including area code, of agent
                                                          for service)

                                     Copy to:
                                 Elliott V. Stein
                          Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York  10019
                                  (212) 403-1000

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
         PUBLIC: From time to time after the effective date of this Registration Statement.

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                         CALCULATION OF REGISTRATION FEE
         Title of                        Proposed    Proposed
         Each Class                      Maximum     Maximum    Amount
         of Securi-      Amount          Offering    Aggregate  of Regi-
         ties to be      to be           Price Per   Offering   stration
         Registered      Registered      Share (1)   Price(1)   Fee

         Common Stock,
         par value
         $.25 per
         share, to-
         gether with
         the associ-
         ated Pre-
         ferred Share
         Purchase
         Rights, re-
         served for
         issuance upon
         the exercise
         of Common
         Stock Purchase
         Warrants (2)    226,413 shares  $13.5625    $3,070,726   $931

         (1) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system on February 4, 1997, pursuant to Rule 457.

         (2) Pursuant to Rule 416, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of such Warrants.
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.





                               GRIFFON CORPORATION

                              Cross Reference Sheet

         Showing location in Prospectus of Information Required by Items on Form S-3


         Item No.  Prospectus Caption

         1.        Forepart of the Registration    Outside Front Cover Page
                   Statement and Outside Front     of Prospectus
                   Cover Page of Prospectus

         2.        Inside Front and Outside        Inside Front and Outside
                   Back Cover Pages of             Back Cover Page of
                   Prospectus                      Prospectus

         3.        Summary Information, Risk       *
                   Factors and Ratio of
                   Earnings to Fixed Charges

         4.        Use of Proceeds                 Use of Proceeds

         5.        Determination of Offering       Outside Front Cover
                   Price                           Page; Plan of Distribution

         6.        Dilution                        *

         7.        Selling Security Holders        Selling Securityholders

         8.        Plan of Distribution            Outside Front Cover Page;
                                                   Plan of Distribution

         9.        Description of Securities
                   to be Registered                *

         10.       Interests of Named Experts      Legal Matters; Experts
                   and Counsel

         11.       Material Changes                *

         12.       Incorporation of Certain        Incorporation of Certain
                   Information by Reference        Documents By Reference

         13.       Disclosure of Commission
                   Position on Indemnification
                   for Securities Act
                   Liabilities                     *

         _______________

         *    Omitted since answer to item is negative or inapplicable


        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION

                              Dated February 10, 1997

                               GRIFFON CORPORATION

                          226,413 Shares of Common Stock
                                  $.25 par value

            (including the associated Preferred Share Purchase Rights)

                          ______________________________

         The 226,413 shares of Common Stock, par value $.25 per share (including the associated Preferred Share Purchase Rights, the "Shares"), underlying a Common Stock Purchase Warrant of Griffon Corporation (the "Company") covered by this Prospectus are being offered for sale from time to time by or for the account of Harvey R. Blau, the Chairman of the Board and Chief Executive Officer of the Company, certain transferees thereof, and any pledgees, transferees, donees or other successors in interest thereof (the "Selling Securityholders"). The Shares may be offered by the Selling Securityholders from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Securityholders will be received by the Company. The Company will bear the expenses in connection with the offering, including filing fees and the Company's legal fees, estimated at $10,000.

         The Company's Common Stock, $.25 par value (the "Common
         Stock"), is traded on the New York Stock Exchange (NYSE Symbol:
         GFF). On February 7, 1997, the last reported sale price of the Common Stock as reported by the New York Stock Exchange was $13.75 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is ___________, 1997





                              AVAILABLE INFORMATION

              The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the shares of Common Stock offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, and from the Securities and Exchange Commission's Web site at the address http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange, and copies of the foregoing materials and other information concerning the Company can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                   The following documents have been filed by the Company with the Commission (File No. 1-6620) pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

              (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

              (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996.

              (3) The Company's Proxy Statement dated December 20, 1996 for its 1997 annual meeting of stockholders.

              (4) The Registration Statement on Form 8-A dated January 19, 1993 with respect to the Company's Common Stock (File No. 1-6620), including any amendment or report filed for the purpose of updating the description of the Common Stock contained therein.

              (5) The Registration Statement on Form 8-A dated May 16, 1996 with respect to the Company's Preferred Share Purchase Rights.

              All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

              The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference





          (except for exhibits thereto unless specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary, Griffon Corporation, 100 Jericho Quadrangle, Suite 224, Jericho, New York 11753, (516) 938-5544.

                                   THE COMPANY

              Griffon Corporation (the "Company") is a diversified manufacturer with operations in three business segments:
         Building Products, Specialty Plastic Films and Electronic Information and Communication Systems.

              In November 1996, the Company announced the sale of its synthetic batting business and the decision to sell its specialty hardware business. Accordingly, the operating results of these businesses have been reclassified as discontinued operations.

              The principal executive offices of the Company are located at 100 Jericho Quadrangle, Jericho, New York 11753 and its telephone number is (516) 938-5544.

         BUILDING PRODUCTS

              Management believes that its wholly-owned subsidiary, Clopay, is among the largest manufacturers of residential garage doors in the United States. Clopay sells a broad line of steel and wood garage doors for residential and commercial use which are manufactured in stock sizes and styles as well as special order to customer specifications.

              Clopay's strategy is to produce a broad line of high quality garage doors for distribution throughout North America to professional installer, retail and wholesale channels. Clopay has focused on increasing its market share by introducing new products, expanding its distribution, sales and marketing programs and through strategic acquisitions. In October 1995 Clopay acquired the Atlas Roll-Lite Door Corporation, a manufacturer of heavy duty rolling steel doors, grilles and counter shutters for industrial and commercial markets; sectional garage doors for residential applications; and doors and components for the self-storage market. A company involved in the installation of building products was also acquired. These businesses have annual sales of approximately $80,000,000.

              Clopay sells residential garage doors to a large number of retailers throughout North America, including home centers and building material cooperative buying groups. Significant customers include The Home Depot Inc., Menards, Inc., Lowe's Companies, Inc., Builders Square, Inc. and 84 Lumber. Residential and commercial garage doors and related products for professional installation are sold directly to a national network of installation specialists.

              Clopay distributes garage doors directly from its manufacturing facilities and through its network of 37 company-owned distribution centers throughout the United States and Canada. Under Clopay's "installed sales" program, consumers purchase garage doors through local retailers and Clopay manages the installation through authorized installing dealers.

              Clopay continues to make substantial capital investments in its manufacturing facilities and believes that its automated continuous production plants enable it to produce garage doors cost effectively. Steel garage doors, including insulated doors, are fabricated from pre-painted, galvanized steel, specially selected for rust resistance and low maintenance. Wood garage doors are produced from kiln dried lumber and are constructed for ease of operation and durability. The lumber and steel used in the manufacturing operations are generally available from a variety of sources. All products are designed for safe operation and easy specification by architects and contractors.

              The garage door market is characterized by several large national manufacturers, including Clopay, and many smaller regional and local manufacturers. In addition to price, Clopay believes that it competes favorably on the basis of diversity of product line, quality, service and merchandising capability.






              Clopay also operates a service company that installs and services manufactured fireplaces, garage doors and openers and a range of related products. This part of Clopay's business grew substantially in 1996 through internal growth and acquisitions, while expanding into new markets. Management believes that the service business is one of the country's leading fireplace dealers.

         SPECIALTY PLASTIC FILMS

              Clopay is a leading manufacturer of customized plastic film and laminates made from plastic resin and non-woven fabrics for use in consumer and health-care products. Clopay's strategy is to offer technologically advanced products for use in niche markets to major consumer and health-care product companies. Clopay believes that its research and development activities and capital investment in related equipment enable it to efficiently manufacture products in large volume and meet changing consumer needs. These factors, together with its technical expertise, allow Clopay to compete favorably in its markets. Clopay sells its products primarily throughout the United States with sales also in Canada, Latin America and the Pacific Rim. Clopay has formed a 60%-owned joint venture, headquartered in Germany, to develop and market laminates and films for use in the infant diaper, health-care and other markets in Europe, South Africa and the Middle East. The joint venture is constructing and will operate a manufacturing facility in Germany, the cost of which is expected to be approximately $12,000,000, of which $3,400,000 has been incurred as of December 31, 1996. The investment in the joint venture to fund Clopay's share of the initial construction and equipment costs will be made during the first half of 1997.

              Clopay manufactures thin gauge embossed barrier and breathable films and coated laminates of plastic film and non-woven fabric to customer specifications for sale to consumer product and other companies. These products are used primarily as the backsheet in disposable diapers as well as the moisture barrier in adult incontinent products and sanitary napkins. These products are differentiated by strength,
         barrier and other properties.   A substantial portion of the
         specialty plastic film sales over the last five years have been to The Procter & Gamble Company. The loss of this customer would have a material adverse effect on the Company's business.

              Clopay also manufactures plastic films and laminates for a wide variety of disposable health-care products including surgical drapes, patient care underpads and medical garments. These plastic products are also sold for use in garments worn by workers in hazardous industrial environments.

              Clopay manufactures these products on high speed equipment to meet stringent tolerances. The manufacturing process consists of melting a mixture of plastic resins (primarily polyolefins) and additives, and forcing this mixture through a computer controlled die and rollers to produce embossed films. In addition, the process can involve extruding the melted plastic film directly onto a non-woven fabric to form a laminate. Certain products involve further processes such as a secondary lamination of the film to a non-woven material. Through statistical process control methods, Clopay personnel monitor and control the entire production process. The plastic resins used in Clopay's products are commodities generally available from several sources.

              Clopay is engaged in several joint efforts with the research and development departments of its major specialty plastic film customers. Clopay employs chemists, scientists and engineers at a technical center to study polymers and manufacturing processes that will assist in the development of its specialty plastic film products. Clopay's research and development efforts have resulted in inventions covering embossing patterns, improved processing methods, product applications and other proprietary technology. Clopay's research and development costs for this business amounted to approximately $1,700,000, $1,800,000 and $1,800,000 in 1994,
         1995 and 1996, respectively.

         ELECTRONIC INFORMATION AND COMMUNICATION SYSTEMS

              The Company's wholly-owned subsidiary, Telephonics, is an electronics systems company specializing in advanced information and communications systems for government, aerospace, civil, industrial and commercial markets. In recent years, Telephonics has expanded its customer base with increasing emphasis in non-military markets. These efforts have resulted in a series of new contract awards in the transit industry as well as international air traffic control projects.







              Telephonics designs, manufactures and logistically supports maritime surveillance radars, air traffic control systems, advanced military communication systems, IFF equipment, transit communication systems, command and control systems, VLSI/LSI circuits, microwave landing systems and avionics for commercial airlines. A substantial portion of Telephonics' sales (approximately 56% for 1996) were to agencies of the U.S. Government or to prime contractors or subcontractors on government, military or aerospace programs.

              Telephonics participates in approximately 40 government, aerospace and commercial programs. Approximately 65% of Telephonics' sales for 1996 were attributable to upgrades, enhancements and follow-on options to existing long-term products and programs.

              Telephonics also designs and produces custom large-scale integrated circuits, which replace conventional circuits and components with a single microchip. Telephonics provides microchips to manufacturers of complex control circuitry for telecommunications signal processing equipment, security systems, home appliances, automated hand tools, military airborne interior communication systems, and fast down windows, fuel monitoring and air bag sensors for automobiles. Telephonics also provides specialized design services which supplement customers' in-house capabilities. Telephonics also produces a wide variety of microwave components and test instruments.

              Headsets, microphones, earphones and cables manufactured by Telephonics are used in military and commercial aircraft and ground vehicles, especially in high noise environments.

              Telephonics' other commercial projects include contracts with Kawasaki, ABB Traction, Long Island Rail Road and other rail suppliers under which Telephonics produces communication equipment which provides passenger and crew interior communications among train cars, radio communications between the train and the central control facility, automated voice announcement, passenger information signage and vehicle performance monitoring systems. Telephonics is under contract with McDonnell Douglas to produce passenger and cabin address intercom systems for the MD-80 and MD-95 aircraft.

              Government programs in which Telephonics is involved frequently provide for purchases under a series of independently priced contracts, each calling for delivery of a lot, consisting of a portion of the units in the overall program. Each contract is treated separately and there is no requirement that upon delivery of the lot which is the subject of one contract, the government must contract to purchase, or the supplier must contract to sell, additional lots.

              In accordance with Department of Defense and NASA procedures, all contracts involving government programs permit the government to terminate the contract at any time, at its convenience, without cause. In the event of such termination, Telephonics is entitled to reimbursement for its costs and to receive a proportionate share of its profits, if any, on the work performed prior to termination.

              Telephonics' staff of approximately 250 engineers and marketing personnel, many of whom have technical backgrounds, advise government and commercial planning and design personnel in an attempt to include Telephonics' products in their programs.

              Telephonics competes on the basis of technology, design, price and performance. The products sold by Telephonics utilize technologies which are constantly changing. Telephonics' expertise in these technologies enables it to compete with several major manufacturers of electronic information and communications systems which have greater financial resources than Telephonics. Telephonics also competes with several smaller manufacturers of similar products.

              A major part of Telephonics' product development is performed under government contracts under which such costs are generally recoverable. Research and development costs not recoverable under contractual arrangements are charged to expense as incurred. These costs were approximately $1,400,000, $1,600,000 and $2,200,000 for 1994, 1995 and 1996,
         respectively.







         EMPLOYEES

              The Company has approximately 3,600 employees located throughout the United States and in Canada at its various plants, warehouses and offices. Approximately 100 of its employees are covered by collective bargaining agreements, primarily with affiliates of the AFL-CIO. The Company believes its relationships with employees are satisfactory.

                             SELECTED FINANCIAL DATA
                      (in thousands, except per share data)

                    Three Months Ended
                      December 31,       Years Ended September 30,
                      1996     1995      1996      1995     1994      1993     1992
                      ----     ----      ----      ----     ----      ----     ----
         Net sales    $181,744  $153,363  $655,063  $506,116 $451,166  $401,757   $361,931
                      ========  ========  ========  ======== ========  ========   ========
         Income from
          continuing
          operations    $7,520    $5,832  $ 28,067  $ 23,245 $ 29,394  $ 26,340   $ 21,189
                        ======    ======  ========  ======== ========  ========   ========
         Per share        $.24      $.18      $.88      $.69     $.79      $.69       $.58
                          ====      ====      ====      ====     ====      ====       ====
         Total assets $313,878  $318,725  $311,169  $285,616 $293,215  $270,270   $246,750
                      ========  ========  ========  ======== ========  ========   ========
         Long-term
          obligations  $37,419   $33,225  $ 32,458  $ 16,074 $ 15,538  $ 26,147   $ 28,406
                       =======   =======  ========  ======== ========  ========   ========


         No dividends on Common Stock were declared or paid during the five years ended September 30, 1996 or the three months ended December 31, 1996.

                               RECENT DEVELOPMENTS

                   On February 6, 1997, the Company announced that it called for redemption all outstanding shares of its Second Preferred Stock, Series I (the "Second Preferred Stock"). Each share of Second Preferred Stock is redeemable at $10.17, which includes accrued and unpaid dividends to March 10, 1997, the date of redemption, and is convertible at the option of the holder into one share of Common Stock. There were 1,569,594 shares of Second Preferred Stock outstanding as of January 31, 1997.

                                 USE OF PROCEEDS

                   The Company will not receive any proceeds from this offering.

                             SELLING SECURITYHOLDERS

              The Shares being offered by this Prospectus are for the account of Mr. Harvey R. Blau and any pledgees, transferees, donees or other successors in interest thereto. Prior to the sale of the Shares covered by this Prospectus, Mr. Blau beneficially owned 1,695,568 shares of the Common Stock, including 226,413 Shares covered hereby and options exercisable within 60 days for 1,090,000 shares of Common Stock under the Company's stock option plans, or 5.6% of the outstanding shares of Common Stock. After giving effect to the sale of the Shares covered by this Prospectus, Mr. Blau would beneficially own 1,469,155 shares of the Common Stock or 4.8% of the outstanding shares of the Common Stock.

              Mr. Blau is the Chairman of the Board and Chief Executive Officer of the Company. All expenses in connection with the registration of the Shares being offered by the Selling Securityholders will be borne by the Company, other than brokerage fees or commissions, which shall be borne by the Selling Securityholders.

                               PLAN OF DISTRIBUTION

              The Common Stock is traded on the New York Stock Exchange under the symbol GFF. The Shares may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may






          from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the New York Stock Exchange, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities.

              The 226,413 Shares covered by this prospectus are currently reserved for issuance by the Company upon the exercise of a warrant (the "Warrant") held by Mr. Blau. If Mr. Blau exercises the Warrant in whole or in part, the Shares so purchased may be sold by Mr. Blau pursuant to this prospectus. In addition, Mr. Blau may sell or otherwise dispose of the Warrant in one or more transactions exempt from the registration requirements of the Act, in which case the transferee of the Warrant will be entitled to make sales pursuant to this prospectus of any Shares obtained upon exercise of the Warrant. The Company will use its best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part for a period of 180 days following the sale by Mr. Blau of all or any portion of the Warrant, or, if a shorter period, until all Shares that may be sold hereunder have been sold.

              At the time a particular offer of securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. The Company will indemnify the Selling Securityholders and certain persons who may be deemed to be underwriters in connection with the sale of Shares pursuant to this prospectus against certain liabilities, including liabilities under the Act.

                                  LEGAL MATTERS

              Certain legal matters in connection with this offering will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                     EXPERTS

              The financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.









         NO DEALER, SALESPERSON, OR OTHER
         PERSON HAS BEEN AUTHORIZED BY THE
         COMPANY TO GIVE ANY INFORMATION
         OR TO MAKE ANY REPRESENTATIONS
         OTHER THAN THOSE CONTAINED IN
         THIS PROSPECTUS AND, IF GIVEN OR       GRIFFON CORPORATION
         MADE, SUCH OTHER INFORMATION OR
         REPRESENTATIONS MUST NOT BE
         RELIED UPON AS HAVING BEEN SO
         AUTHORIZED BY THE COMPANY.  THIS       226,413 Shares of
         PROSPECTUS DOES NOT CONSTITUTE            Common Stock
         AN OFFER TO SELL, OR A SOLICITA-
         TION OF AN OFFER TO BUY, ANY
         SECURITIES OTHER THAN THE SECURI-
         TIES TO WHICH IT RELATES, OR AN            PROSPECTUS
         OFFER TO OR SOLICITATION OF ANY
         PERSON IN ANY JURISDICTION IN
         WHICH SUCH OFFER OR SOLICITATION
         WOULD BE UNLAWFUL.  NEITHER DE-
         LIVERY OF THIS PROSPECTUS NOR ANY
         SALE MADE HEREUNDER SHALL, UNDER
         ANY CIRCUMSTANCES, CREATE ANY
         IMPLICATION THAT THE INFORMATION
         HEREIN IS CORRECT AS OF ANY TIME
         SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS
                                      Page

         Available Information........   2
         Incorporation of Certain
           Documents by Reference.....   2
         The Company..................   3
         Selected Financial Data......   6
         Recent Developments..........   6      ____________, 1997
         Use of Proceeds..............   6
         Selling Securityholders......   6
         Plan of Distribution.........   6
         Legal Matters................   7
         Experts......................   7










                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.  Other Expenses of Issuance and Distribution

              Securities and Exchange Commission
                    Filing Fee...........................   $ 931
              Legal Fees.................................   9,000
                                                            -----
                    Total................................  $9,931
                                                           ======

              The Company will pay all of these expenses.

         Item 15.  Indemnification of Directors and Officers

              Under provisions of the Certificate of Incorporation and By-Laws of the Company, each person who is or was a director or officer of the Company may be indemnified by the Company to the full extent permitted or authorized by the General Corporation Law of Delaware.

              Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

              If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

              If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

              The Company and its officers and directors are covered by officers and directors liability insurance. The policy coverage is $30,000,000, which includes reimbursement for costs and fees. There is a maximum deductible under the policy of $100,000 for each claim. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.








         Item 16.  Exhibits

                 4     Form of Warrant Certificate dated May 8, 1991
                       between the Company and Mr. Harvey R. Blau
                 5     Opinion of Wachtell, Lipton, Rosen & Katz
                23.1   Consent of Arthur Andersen LLP
                23.2   Consent of Wachtell, Lipton, Rosen & Katz
                       (included in Exhibit 5 hereof)
                24     Powers of Attorney (included in the signature
                       pages hereof)

         Item 17.  Undertakings

              (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (c)  The undersigned registrant hereby undertakes:

                   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
                   (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
                   (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.







                                    SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jericho, New York on the 10th day of February, 1997.

                                         GRIFFON CORPORATION


                                         By:/s/ Robert Balemian
                                         Robert Balemian
                                         President and Director


                                POWER OF ATTORNEY

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 10, 1997 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Harvey R. Blau and Robert Balemian, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Griffon Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                 Signature              Title


         /s/ Harvey R. Blau             Chairman of the Board
              Harvey R. Blau            (Principal Executive Officer)



         /s/ Robert Balemian            President and Director
              Robert Balemian           (Principal Financial Officer)


         /s/ Patrick Alesia             Vice President and Treasurer
              Patrick Alesia            (Principal Accounting Officer)


         /s/ Henry A. Alpert            Director
              Henry A. Alpert


         /s/ Bertrand M. Bell           Director
             Bertrand M. Bell


         /s/ Robert Bradley             Director
              Robert Bradley


         /s/ Abraham M. Buchman         Director
            Abraham M. Buchman









         /s/ Clarence A. Hill, Jr.      Director
           Clarence A. Hill, Jr.


         /s/ Ronald J. Kramer           Director
             Ronald J. Kramer


         /s/ James W. Stansberry        Director
            James W. Stansberry


         /s/ Martin S. Sussman          Director
             Martin S. Sussman


         /s/ William H. Waldorf         Director
            William H. Waldorf


         /s/ Lester L. Wolff            Director
              Lester L. Wolff


















                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C.  20549

                                 _______________

                                     EXHIBITS

                                        TO

                                     FORM S-3
                              REGISTRATION STATEMENT


                                 _______________

                               GRIFFON CORPORATION
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)